UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 9, 2021

Dominion Energy, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Virginia	001-08489	54-1229715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	D	New York Stock Exchange
2016 Series A 5.25% Enhanced Junior Subordinated Notes	DRUA	New York Stock Exchange
2019 Series A Corporate Units	DCUE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 14, 2021, Dominion Energy, Inc. (Dominion Energy) entered into a $1,265,341,250 364-Day Term Loan Credit Agreement with Barclays Bank PLC (Barclays), as Administrative Agent, Barclays, as Sole Lead Arranger and Sole Bookrunner, and the other lenders from time to time parties thereto (the Term Loan Agreement) and borrowed the full amount available thereunder. Dominion Energy’s obligations under the Term Loan Agreement are unsecured. The Term Loan Agreement matures and is due in full on December 31, 2021, and such maturity date can be extended, in the sole discretion of Dominion Energy, to June 30, 2022.

Proceeds of the term loan will be used to repay cash consideration previously paid by Berkshire Hathaway Energy Company (BHE) to Dominion Energy in connection with the proposed purchase and sale of Dominion Energy Questar Pipeline, LLC and related entities (the Q-Pipe Group) by Dominion Energy Questar Corporation (Dominion Energy Questar) to BHE (the Q-Pipe Transaction) pursuant to the Purchase and Sale Agreement (the Purchase Agreement), dated as of October 5, 2020, by and among Dominion Energy Questar, BHE and Dominion Energy, as guarantor.

The foregoing description of the Term Loan Agreement and the transactions contemplated thereby is subject to, and qualified in its entirety by, the full text of the Term Loan Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On July 9, 2021, Dominion Energy, Dominion Energy Questar and BHE agreed to terminate the Purchase Agreement, which conditioned the closing of the Q-Pipe Transaction upon receipt of approval of the sale under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (HSR). The decision to terminate is a result of ongoing uncertainty associated with receiving HSR approval.

On November 2, 2020, BHE delivered cash consideration of approximately $1.3 billion in connection with the Q-Pipe Transaction. As a result of the termination of the Purchase Agreement, Dominion Energy has repaid this consideration to BHE with proceeds from the Term Loan Agreement.

A summary of the terms of the Purchase Agreement can be found in Item 1.01 of the Current Report on Form 8-K filed by Dominion Energy on October 6, 2020, which Item 1.01 is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03 insofar as it relates to the creation of a direct financial obligation.

Item 9.01	Financial Statements and Exhibits.

Exhibits

10.1	$1,265,341,250 364-Day Term Loan Credit Agreement, dated as of July 14, 2021, by and among Dominion Energy, Inc., as Borrower, Barclays Bank PLC (Barclays), as Administrative Agent, Barclays, as Sole Lead Arranger and Sole Bookrunner, and the other lenders from time to time parties thereto.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION ENERGY, INC.
Registrant

/s/ James R. Chapman
Name:	James R. Chapman
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Date: July 14, 2021